Exhibit 10.4

                                LOCK-UP AGREEMENT

December 29, 2003

The Titan Corporation
3033 Science Park Road
San Diego, CA 92121
Attn: Brian J. Clark

GlobalNet Corporation
2204 Timberloch Place Suite #140
The Woodlands, TX 77380
Attn: Mark T. Wood

     In order to induce The Titan Corporation ("Titan") to enter into the Settlement Agreement dated December 29, 2003 (the "Settlement Agreement") by and among GlobalNet Corporation, formerly iDial Networks, Inc.,(the "Company"), GlobalNet Systems, Inc., Titan and Growth Enterprise Fund, S.A. ("GEF") and to accept the Amended and Restated Convertible Note dated December 29, 2003 (the "Note") that amends, restates and replaces the Promissory Note issued by the Company to The Titan Corporation dated August 21, 2003, GEF hereby agrees to the lock-up as set forth below.

     GEF hereby agrees not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to (collectively, a "Disposition") any shares of common stock, par value $0.005 per share of the Company (the "Common Stock"), any options or warrants to purchase any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock (collectively, "Securities"), now owned or hereafter acquired directly by GEF or with respect to which GEF has or hereafter acquires the power of disposition, for the period commencing on the Effective Date (as such term is defined in the Note) through the earlier of (i) March 31, 2004 and (ii) the date that the Note is satisfied in full (the "Lock-Up Period") except with the prior written consent of Titan.

     The foregoing restriction is expressly agreed to preclude the holder of the Securities from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Securities during the Lock-Up Period even if such Securities would be disposed of by someone other than GEF. Such prohibited hedging or other transactions would include without limitation any short sale (whether or not against the box) or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any Securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Securities.

     Certificates evidencing the Securities may contain the following legend:

         The securities evidenced by this certificate are subject to a Lock-Up Agreement dated December 29, 2003 by and among Growth Enterprise Fund, S.A. GlobalNet Corporation and The Titan Corporation, a copy of which is on file with GlobalNet Corporation and may not be sold, conveyed, encumbered, hypothecated or otherwise transferred except with the prior written consent of The Titan Corporation.

     Furthermore, GEF hereby agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of the Securities held by GEF except in compliance with this Lock-Up Agreement.

     In the event that the Effective Date does not occur prior to March 31, 2004, this Lock-Up Agreement shall be of no further force or effect.

Growth Enterprise Fund, S.A.

By: /s/ DAVID PHIPPS
    ----------------
Name: David Phipps
Title:

Accepted as of the date first set forth above:

The Titan Corporation

By: /s/ BRIAN J. CLARK
    ------------------
Name: Brian J. Clark
Title: Vice President Strategic Transactions

GlobalNet Corporation

By: /s/ MARK T. WOOD
    ----------------
Name: Mark T. Wood
Title: Chairman & CEO

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